EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD
Chief Business Officer & VP
Xcyte Therapies, Inc.
(206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Seattle, WA-November 11, 2004 - Xcyte Therapies, Inc. (Nasdaq: XCYT) reported today a net loss of $6.8 million, or $0.46 per basic and diluted share, for the three months ended September 30, 2004, compared with a net loss of $4.0 million, or $2.67 per basic and diluted share, for the three months ended September 30, 2003. Revenue for the third quarter of 2004 was approximately $13,000, compared with approximately $73,000 for the year earlier quarter. Research and development expenses were $5.1 million for the third quarter of 2004, compared with $3.1 million for the third quarter of 2003, primarily as a result of the more advanced clinical development of Xcellerated T Cells. General and administrative expenses were $1.8 million in the third quarter of 2004, compared with $0.9 million in the third quarter of 2003.

For the nine months ended September 30, 2004, the net loss applicable to common shareholders was $40.2 million, or $3.65 per basic and diluted share, compared with $13.2 million, or $8.87 per basic and diluted share, for the nine months ended September 30, 2003. Revenue for the first nine months of 2004 was approximately $49,000, compared with approximately $145,000 for the year earlier period. Research and development expenses were $13.7 million for the nine months ended September 30, 2004, compared with $10.1 million for the nine months ended September 30, 2003, primarily as a result of the more advanced clinical development of Xcellerated T Cells. General and administrative expenses were $5.0 million and $3.1 million for the same periods, respectively.

Interest expense increased from $196,000 for the nine months ended September 30, 2003, to $12.7 million for the nine months ended September 30, 2004, due primarily to non-cash interest expense associated with the convertible promissory notes issued in October 2003. In addition, the net loss applicable to common stockholders for the nine months ended September 30, 2004, included a non-cash charge of $9.0 million related to the valuation of preferred stock at issuance.

Xcyte Therapies completed its initial public offering on March 19, 2004. As of September 30, 2004, there were 14.8 million shares of common stock outstanding, as compared to 1.5 million shares of common stock as of September 30, 2003. The loss per basic and diluted share for the nine months ended September 30, 2004 is based upon a weighted average of the number of common shares outstanding for the period of 11.0 million shares.

At September 30, 2004, Xcyte had cash, cash equivalents and short term investments of $27.2 million, compared with $13.5 million at December 31, 2003.

On November 3, 2004, Xcyte completed a public offering of 2.99 million shares, including the underwriters’ exercise of its over-allotment option in full, of 6% convertible exchangeable preferred stock at $10 per share. Each share of convertible exchangeable preferred stock is convertible into 4.2553 shares of Xcyte Therapies common stock based on an initial conversion price of $2.35. Net proceeds to Xcyte from the offering, after deducting underwriting discounts and estimated offering-related expenses, totaled $27.5 million.

Xcyte Therapies is developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate Technology to generate activated T cells, called Xcellerated T Cells, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. These Xcellerated T Cells are then administered to the patient.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.

Xcyte Therapies, Inc.

Statements of Operations

(Unaudited)

(In thousands, except shares and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues	$13	$73	$49	$145

Operating expenses:
Research and development	5,125	3,083	13,726	10,112
General and administrative	1,750	918	5,047	3,112

Total operating expenses	6,875	4,001	18,773	13,224

Loss from operations	(6,862)	(3,928)	(18,724)	(13,079)
Other income (expense):
Interest income	99	18	247	112
Interest expense	(67)	(65)	(12,723)	(196)
Loss on sale of equipment	—	—	—	(1)

Other income (expense), net	32	(47)	(12,476)	(85)

Net loss	(6,830)	(3,975)	(31,200)	(13,164)
Accretion of preferred stock	—	—	(8,973)	—

Net loss applicable to common stockholders	$(6,830)	$(3,975)	$(40,173)	$(13,164)

Basic and diluted net loss per share	$(0.46)	$(2.67)	$(3.65)	$(8.87)

Shares used in computation of basic and diluted net loss per share	14,806,563	1,490,300	11,007,122	1,483,836

Xcyte Therapies, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
Cash, cash equivalents and investment securities	$27,236	$13,540
Other current assets	1,007	519
Property and equipment, net	5,712	2,767
Other assets	1,051	1,672

Total assets	$35,006	$18,498

Current liabilities	$4,590	$14,712
Long-term obligations and other liabilities	3,533	1,555
Redeemable convertible preferred stock and warrants	—	67,071
Stockholders’ equity (deficit)	26,883	(64,840)

Total liabilities and stockholders’ equity (deficit)	$35,006	$18,498